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                                                                    EXHIBIT 2.1








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                          AGREEMENT AND PLAN OF MERGER


                           Dated as of August 17, 1999


                                  By and Among


                            LUCENT TECHNOLOGIES INC.,


                               DALLAS MERGER INC.


                                       And


                           EXCEL SWITCHING CORPORATION






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                                TABLE OF CONTENTS

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                                                                                                      PAGE
                                                                                                      ----


                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.      The Merger...................................................................        2
SECTION 1.02.      Closing......................................................................        2
SECTION 1.03.      Effective Time...............................................................        2
SECTION 1.04.      Effects of the Merger........................................................        3
SECTION 1.05.      Articles of Organization and By-laws.........................................        3
SECTION 1.06.      Board of Directors and Officers..............................................        3



                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.      Effect on Capital Stock......................................................        4
                   (a) Capital Stock of Sub ....................................................        4
                   (b) Cancelation of Treasury Stock and Lucent-Owned Stock.....................        4
                   (c) Conversion of Excel Common Stock.........................................        4
                   (d) Dissenting Shares........................................................        4
                   (e) Anti-Dilution Provisions.................................................        5
SECTION 2.02.      Exchange of Certificates.....................................................        5
                   (a) Exchange Agent...........................................................        5
                   (b) Exchange Procedures......................................................        6
                   (c) Distributions with Respect to Unexchanged Shares.........................        7
                   (d) No Further Ownership Rights in Excel Common Stock........................        7
                   (e) No Fractional Shares.....................................................        8
                   (f) Termination of Exchange Fund.............................................        9
                   (g) No Liability.............................................................       10
                   (h) Investment of Exchange Fund..............................................       10
                   (i) Lost Certificates........................................................       10


                                                ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES

SECTION 3.01.      Representations and Warranties of Excel......................................       10
                   (a) Organization, Standing and Corporate Power...............................       11
                   (b) Subsidiaries.............................................................       11
                   (c) Capital Structure........................................................       11

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

                   (d) Authority; Noncontravention..............................................       13
                   (e) SEC Documents; Undisclosed
                               Liabilities......................................................       15
                   (f) Information Supplied.....................................................       16
                   (g) Absence of Certain Changes or Events.....................................       16
                   (h) Litigation...............................................................       17
                   (i) Compliance with Applicable Laws..........................................       18
                   (j) Absence of Changes in Benefit Plans......................................       19
                   (k) ERISA Compliance.........................................................       19
                   (l) Taxes....................................................................       22
                   (m) Voting Requirements......................................................       23
                   (n) Accounting Matters.......................................................       23
                   (o) Brokers..................................................................       23
                   (p) Takeover Statutes........................................................       23
                   (q) Opinion of Financial Advisor.............................................       24
                   (r) Intellectual Property; Year 2000.........................................       24
                   (s) Certain Contracts........................................................       26
                   (t) Title to Properties......................................................       26
                   (u) Business Relationships ..................................................       27
SECTION 3.02.      Representations and Warranties of Lucent
                     And Sub....................................................................       27
                   (a) Organization, Standing and Corporate Power...............................       27
                   (b) Capital Structure........................................................       27
                   (c) Authority; Noncontravention..............................................       28
                   (d) SEC Documents; Undisclosed
                               Liabilities .....................................................       30
                   (e) Information Supplied.....................................................       31
                   (f) Absence of Certain Changes or Events.....................................       31
                   (g) Voting Requirements .....................................................       31
                   (h) Tax Matters..............................................................       31
                   (i) Accounting Matters.......................................................       32
                   (j) Interim Operations of Sub ...............................................       32


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.      Conduct of Business..........................................................       32
                   (a) Conduct of Business by Excel.............................................       32
                   (b) Advice of Changes........................................................       35
SECTION 4.02.      No Solicitation..............................................................       36

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

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01.      Preparation of the Form S-4 and the
                     Excel Proxy Statement; Excel
                     Stockholders Meeting.......................................................       37
SECTION 5.02.      Letters of Excel's Accountants...............................................       39
SECTION 5.03.      Letters of Lucent's Accountants..............................................       39
SECTION 5.04.      Access to Information; Confidentiality.......................................       39
SECTION 5.05.      Commercially Reasonable Efforts..............................................       40
SECTION 5.06.      Stock Options................................................................       41
SECTION 5.07.      Employee Matters.............................................................       43
SECTION 5.08.      Indemnification, Exculpation and
                      Insurance.................................................................       44
SECTION 5.09.      Fees and Expenses............................................................       45
SECTION 5.10.      Public Announcements.........................................................       45
SECTION 5.11.      Affiliates...................................................................       45
SECTION 5.12.      NYSE Listing.................................................................       46
SECTION 5.13.      Litigation...................................................................       46
SECTION 5.14.      Tax Treatment................................................................       46
SECTION 5.15.      Pooling of Interests.........................................................       46
SECTION 5.16.      Stockholder Agreement Legend.................................................       46


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.01.      Conditions to Each Party's Obligation To
                     Effect the Merger..........................................................       47
                   (a) Excel Stockholders Approval..............................................       47
                   (b) HSR Act..................................................................       47
                   (c) No Litigation............................................................       47
                   (d) Form S-4.................................................................       47
                   (e) NYSE Listing.............................................................       47
                   (f) Pooling Letters..........................................................       48
SECTION 6.02.      Conditions to Obligations of Lucent and Sub..................................       48
                   (a) Representations and Warranties...........................................       48
                   (b) Performance of Obligations of Excel......................................       48
                   (c) Tax Opinions ............................................................       48
SECTION 6.03.      Conditions to Obligations of Excel...........................................       49
                   (a) Representations and Warranties...........................................       49
                   (b) Performance of Obligations of Lucent and Sub.............................       49
                   (c) Tax Opinions.............................................................       49
SECTION 6.04.      Frustration of Closing Conditions............................................       49


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

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


SECTION 7.01.      Termination..................................................................       50
SECTION 7.02.      Effect of Termination........................................................       51
SECTION 7.03.      Amendment....................................................................       51
SECTION 7.04.      Extension; Waiver............................................................       51


                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01.      Nonsurvival of Representations and
                     Warranties.................................................................       52
SECTION 8.02.      Notices......................................................................       52
SECTION 8.03.      Definitions..................................................................       53
SECTION 8.04.      Interpretation...............................................................       55
SECTION 8.05.      Counterparts.................................................................       55
SECTION 8.06.      Entire Agreement; No Third-Party
                     Beneficiaries..............................................................       56
SECTION 8.07.      Governing Law................................................................       56
SECTION 8.08.      Assignment...................................................................       56
SECTION 8.09.      Enforcement..................................................................       56
SECTION 8.10.      Severability.................................................................       58


Annex I            Index of Defined Terms

Exhibit A          Form of Affiliate Letter

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                                                                               1





                                    AGREEMENT AND PLAN OF MERGER (this
                           "Agreement") dated as of August 17, 1999, among LUCENT TECHNOLOGIES INC., a Delaware corporation
                           ("Lucent"), DALLAS MERGER INC., a Massachusetts corporation and a wholly owned subsidiary of Lucent
                           ("Sub"), and EXCEL SWITCHING CORPORATION, a
                           Massachusetts corporation ("Excel").


                  WHEREAS the respective Boards of Directors of Lucent, Sub and Excel have approved and declared advisable this Agreement and the merger of Sub with and into Excel (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of Excel ("Excel Common Stock"), other than shares owned by Lucent, Sub or Excel, and other than Dissenting Shares will be converted into the right to receive the Merger Consideration;

                  WHEREAS the respective Boards of Directors of Lucent, Sub and Excel have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and that the products and services of Excel will complement and enhance the products and services of Lucent;

                  WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Lucent and Sub to enter into this Agreement, Lucent and certain principal stockholders of Excel
(the "Principal Stockholders") are entering into an agreement (the "Stockholders
Agreement") pursuant to which the Principal Stockholders will agree to vote to approve the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholders Agreement;

                  WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and (b) this Agreement constitutes a plan of reorganization;

                  WHEREAS for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;



                  WHEREAS under the Massachusetts Business Corporation Law (the "MBCL"), in order to effect the Merger, the Company is required to obtain the vote of the holders of two-thirds of the outstanding shares of Excel Common Stock to approve this Agreement (the "Excel Stockholders Approval"); and

                  WHEREAS Lucent, Sub and Excel desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCL, Sub shall be merged with and into Excel at the Effective Time. Following the Effective Time, Excel shall (a) be the surviving corporation (the "Surviving Corporation"), (b) continue its corporate existence under the laws of the Commonwealth of Massachusetts and (c) succeed to and assume all the rights and obligations of Sub in accordance with the MBCL.

                  SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

                  SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts executed in accordance with the relevant provisions of the MBCL and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of
Section 78 of the MBCL or at such subsequent date or time as Lucent and Excel shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time"); PROVIDED that such date shall not be more than 30 days after the date of such filing.

                  SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects as provided in the applicable provisions of the MBCL (including Section 80 thereof).

                  SECTION 1.05. ARTICLES OF ORGANIZATION AND BY-LAWS. (a) The Restated Articles of Organization of Excel, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time of the Merger so that Article IV of such Restated Articles of Organization reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 200,000 shares of Common Stock, par value $1.00 per share." and, as so amended, such Restated Articles of Organization shall be the Restated Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 1.06. BOARD OF DIRECTORS AND OFFICERS. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

         Effect of the Merger on the Capital Stock of the CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Excel Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) CANCELATION OF TREASURY STOCK AND LUCENT-OWNED STOCK. Each share of Excel Common Stock that is owned by Excel, Sub or Lucent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF EXCEL COMMON STOCK. Subject to Section 2.01(d) and Section 2.02(e), each issued and outstanding share of Excel Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.558 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Excel Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Excel Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                  (d) DISSENTING SHARES. (i) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Excel Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 85 of Chapter 156B of the MBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the MBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Excel Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 2.01(c).

                  (ii) Excel shall give Lucent (A) prompt notice of any objections filed pursuant to the MBCL received by Excel, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the MBCL and received by Excel and (B) the opportunity to direct all negotiations and proceedings with respect to objections under the MBCL consistent with the obligations of Excel thereunder. Excel shall not, except with the prior written consent of Lucent, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objection or (z) waive any failure to timely deliver a written objection in accordance with the MBCL.

                  (e) ANTI-DILUTION PROVISIONS. In the event Lucent changes (or establishes a record date for changing) the number of shares of Lucent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Lucent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Lucent shall enter into an agreement with such bank or trust company as may be designated by Lucent (the "Exchange Agent"), which shall provide that Lucent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Excel Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Lucent Common Stock (such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Lucent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Excel Common Stock.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Excel Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Lucent and Excel may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Lucent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
Section 2.02(c) and cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Excel Common Stock which is not registered in the transfer records of Excel, a certificate representing the proper number of shares of Lucent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Lucent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Lucent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Lucent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lucent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Lucent Common Stock shall be paid by Lucent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Lucent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lucent Common Stock, and the amount of any cash payable in lieu of a fractional share of Lucent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Lucent Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN EXCEL COMMON STOCK. All shares of Lucent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Excel Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Excel on such shares of Excel Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Excel Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                  (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Lucent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Lucent.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Lucent Common Stock delivered to the Exchange Agent by Lucent pursuant to
Section 2.02(a) over (B) the aggregate number of whole shares of Lucent Common Stock to be distributed to former holders of Excel Common Stock pursuant to
Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Excel, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

                  (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Excel Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). Excel shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Excel Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Excel Common Stock is entitled (after taking into account all shares of Excel Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Excel Common Stock are entitled.

                  (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and
(iii), Lucent may elect at its option,
exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Excel Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Excel Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Lucent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

                  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Excel Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Excel Common Stock subject to and in accordance with the terms of Section 2.02(c).

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Lucent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Lucent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Lucent Common Stock and any cash in lieu of fractional shares of Lucent Common Stock.

                  (g) NO LIABILITY. None of Lucent, Sub, Excel or the Exchange Agent shall be liable to any person in respect of any shares of Lucent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Lucent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing Excel Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such

Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Lucent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Lucent.

                  (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Lucent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF EXCEL. Except as disclosed in the Excel SEC Documents filed and publicly available prior to the date of this Agreement (the "Excel Filed SEC Documents") or as set forth on the Disclosure Schedule delivered by Excel to Lucent prior to the execution of this Agreement (the "Excel Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Excel represents and warrants to Lucent and Sub as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Excel and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Excel and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Excel. Excel has made available to Lucent prior to the execution of this Agreement complete and correct copies of its articles of organization and by-laws, each as amended to the date of this Agreement, and the comparable charter and organizational documents of each subsidiary of Excel, in each case as amended to the date of this Agreement.

                  (b) SUBSIDIARIES. Section 3.01(b) of the Excel Disclosure Schedule sets forth a true and complete list of each of Excel's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of Excel have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Excel or a wholly owned subsidiary of Excel, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

                  (c) CAPITAL STRUCTURE. The authorized capital stock of Excel consists of 100 million shares of Excel Common Stock and 10 million shares of preferred stock, par value $.01 per share, of Excel ("Excel Authorized Preferred Stock"). At the close of business on August 17, 1999, (i) 36,946,110 shares of Excel Common Stock were issued and outstanding; (ii) no shares of Excel Common Stock were held by Excel in its treasury; (iii) no shares of Excel Authorized Preferred Stock were issued and outstanding; and (iv) 13,192,509 shares of Excel Common Stock were reserved for issuance pursuant to the Stock Option Program for non-qualified stock options, the Excel Amended and Restated 1997 Stock Option Plan, the Excel Amended and Restated 1997 Non-Employee Director Stock Option Plan, the Excel Employee Stock Purchase Plan and the RAScom, Inc. 1996 Stock Plan (such plans, collectively, the "Excel Stock Plans") (of which 10,696,040 are subject to outstanding Excel Stock Options). There are no outstanding stock appreciation rights or rights (other than the Excel Stock Options) to receive shares of Excel Common Stock on a deferred basis granted under the Excel Stock Plans or otherwise. Section 3.01(c) of the Excel Disclosure Schedule sets forth a complete and correct list, as of August 17, 1999, of each holder of outstanding stock options or other rights to purchase or receive Excel Common Stock granted under the Excel Stock Plans (collectively, "Excel Stock Options"), the date on which such holder was originally employed by Excel, the number of shares of Excel Common Stock subject to each such Excel Stock Option, the name of the Excel Stock Plan pursuant to which such Excel Stock Options were granted and the exercise prices of such Excel Stock Options. No bonds, debentures, notes or other indebtedness of Excel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Excel or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of Excel are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), and except for changes since June 30, 1999, resulting from the issuance of Excel Common Stock as expressly permitted by Section 4.01(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Excel or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by Excel), (B) any securities of Excel or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Excel or any of its subsidiaries, (C) any warrants, calls, options or other rights to acquire from Excel or any of its subsidiaries, and no obligation of Excel or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Excel or any of its subsidiaries and (y) there are not any outstanding obligations of Excel or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Excel is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its subsidiaries, Excel does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                  (d) AUTHORITY; NONCONTRAVENTION. Excel has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Excel Stockholders Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Excel and the consummation by Excel of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Excel, subject, in the case of the Merger, to obtaining the Excel Stockholders Approval. This Agreement has been duly executed and delivered by Excel and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Excel, enforceable against Excel in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Excel or any of its subsidiaries under, (i) the Restated Articles of Organization or by-laws of Excel or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Excel or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Excel or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on Excel, (y) materially impair the ability of Excel to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Excel or any of its subsidiaries in connection with the execution and delivery of this Agreement by Excel or the consummation by Excel of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Excel under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Excel Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Excel Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement; (3) the filing of the Articles of Merger (and any other merger documents as required by the MBCL) with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Excel is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect on Excel, (y) materially impair the ability of Excel to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

                  (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Excel has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998 (collectively, the "Excel SEC Documents"). As of their respective dates, the Excel SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Excel SEC Documents, and none of the Excel SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Excel SEC Document has been revised or superseded by a later filed Excel SEC Document, none of the Excel SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Excel included in the Excel SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Excel and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except (i) as set forth in the Excel Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Excel nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel.

                  (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Excel specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Lucent in connection with the issuance of Lucent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Excel Proxy Statement will, at the date it is first mailed to Excel's stockholders or at the time of the Excel Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Excel Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Excel with respect to statements made or incorporated by reference therein based on information supplied by Lucent or Sub specifically for inclusion or incorporation by reference in the Excel Proxy Statement.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Excel Filed SEC Documents, since March 31, 1999, Excel and its subsidiaries have conducted their business only in the ordinary course and since such date there has not been (1) any Material Adverse Change in Excel,
         (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Excel's capital stock, (3) any split, combination or reclassification of any of Excel's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Excel's capital stock, except for issuances of Excel Common Stock as expressly permitted by Section 4.01(a)(ii), (4) (A) any granting by Excel or any of its subsidiaries to any current or former director, executive officer or other employee of Excel or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Excel Filed SEC Documents, (B) any granting by Excel or any of its subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, (C) any entry by Excel or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (D) any amendment to, or modification of, any Excel Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Excel or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of

         Excel or any of its subsidiaries or (7) any settlement or compromise of any material income tax liability.

                  (h) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Excel or any of its subsidiaries, threatened against or affecting Excel or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Excel nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Excel or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Excel; PROVIDED that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a Material Adverse Effect on Excel if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

                  (i) COMPLIANCE WITH APPLICABLE LAWS. (i) Excel and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Excel Permits") that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to hold any such Excel Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel. Excel and its subsidiaries are in compliance in all material respects with the terms of the Excel Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Excel or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Excel, threatened; PROVIDED that for purposes of this paragraph (i) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a Material Adverse Effect on Excel if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

                  (ii) To Excel's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by

         Excel or any of its subsidiaries that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries is the subject of any pending or, to Excel's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Excel or any of its subsidiaries. Neither Excel nor any of its subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law where such assumption or responsibility, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Excel. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

                  (j) ABSENCE OF CHANGES IN BENEFIT PLANS. Since the date of the most recent audited financial statements included in the Excel Filed SEC Documents, there has not been any adoption or amendment in any material respect (other than as required by law) by Excel or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of Excel or any of its wholly owned subsidiaries (collectively, the "Excel Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Excel pension plans, or any change in the manner in which contributions to any Excel pension plans are made or the basis on which such contributions are determined.

                  (k) ERISA COMPLIANCE. (i) With respect to the Excel Benefit Plans, no event has occurred and, to the knowledge of Excel, there exists no condition or set of circumstances, in connection with which Excel or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Excel under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                  (ii) Each Excel Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Excel Benefit Plan that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Excel, its subsidiaries and all the Excel Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Each Excel Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Excel Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Excel, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Excel Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of Excel, threatened lawsuits, claims, grievances, investigations or audits of any Excel Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel.

                  (iii) No Excel Benefit Plan is a "defined benefit" plan (as defined in Section 3(35) of ERISA) or is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and neither Excel nor any of its subsidiaries has incurred any liability under Title IV of ERISA which has not been satisfied in full. No Excel Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. No Excel Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and neither Excel nor any of its subsidiaries or affiliates has been required to contribute to any such multiemployer plan in the past six years.

                  (iv) Excel and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Excel or any of its subsidiaries and no collective bargaining agreement is being negotiated by Excel or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Excel or any of its subsidiaries pending or, to the knowledge of Excel, threatened which may interfere with the respective business activities of Excel or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Excel. As of the date of this Agreement, to the knowledge of Excel, none of Excel, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of Excel or any of its subsidiaries, and there is no charge or complaint against Excel or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Excel.

                  (v) No employee of Excel will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Excel Benefit Plan as a result of the transactions contemplated by this Agreement or the Stockholders Agreement. No amount payable, or economic benefit provided, by Excel or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under
         Section 280G of the Code. No person is entitled to receive any additional payment from Excel or its subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of
         Section 4999 of the Code is imposed on such person. The Board of Directors of Excel or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

                  (vi) Except as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no Excel

         Benefit Plan provides post-retirement health insurance plans, the total cost of which is not incurred by the former employee.

                  (l) TAXES. (i) Each of Excel and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Excel and each of its subsidiaries has paid (or Excel has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Excel Filed SEC Documents reflect an adequate reserve for all taxes payable by Excel and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Excel or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. The federal income tax returns of Excel and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

                  (iii) Neither Excel nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 36B(a) of the Code.

                  (iv) The Excel Benefit Plans and other Excel employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Excel or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Excel, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

                  (v) Neither Excel nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (vi) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

                  (m) VOTING REQUIREMENTS. The Excel Stockholders Approval is the only vote or approval of the holders of any class or series of Excel's capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.

                  (n) ACCOUNTING MATTERS. Neither Excel nor any of its affiliates has taken, failed to take or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

                  (o) BROKERS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Excel, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Excel. Excel has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                  (p) TAKEOVER STATUTES. No state takeover statute (including Chapters 110C, 110D and 110F of the MBCL) or similar statute or regulation applies to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated hereby or thereby.

                  (q) OPINION OF FINANCIAL ADVISOR. Excel has received the written opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of Excel (other than Lucent and its affiliates), a signed copy of which opinion has been or promptly will be delivered to Lucent.

                  (r) INTELLECTUAL PROPERTY; YEAR 2000. (i) Excel and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of Excel and its subsidiaries.

                  (ii) To the knowledge of Excel, neither Excel nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any other person, except for any such interference, infringement, misappropriation or other conflict which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Excel or any such subsidiary must license or refrain from using any Intellectual Property Rights of any other person) which has not been settled or otherwise fully resolved. To Excel's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Excel or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel.

                  (iii) As the business of Excel and its subsidiaries is presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by Lucent, to Excel's knowledge, Lucent's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of Excel and its subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

                  (iv) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Excel, any of its subsidiaries or any predecessor-in-interest thereto either (x) is a party to a "work-for-hire" agreement under which Excel or such subsidiary is deemed to be the original owner/author of all property rights therein or (y) has executed an assignment or an agreement to assign in favor of Excel, such subsidiary or such predecessor-in-interest, as applicable, all right, title and interest in such material.

                  (v) Neither Excel nor any of its subsidiaries is a party to any agreement or other arrangement that is currently in effect and which requires Excel or any of its subsidiaries to place into escrow any source code, parts list, schematic, test procedure, technical information or other data relating to products required to be supplied by Excel or any of its subsidiaries pursuant to such agreement or arrangement.

                  (vi) Excel has substantially completed all necessary steps with the intent of ensuring that its products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) accurately processing, providing and receiving date data from, into, and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000 and making leap-year calculations, PROVIDED that all other non-Excel products (e.g., hardware, software and firmware) used by Excel in or in combination with Excel products properly exchange data with Excel products. In addition, Excel has taken the necessary steps to ensure that operations and all material systems utilized to support such operations will not be materially adversely impacted by the year 2000 date change or any other date change. Excel further represents and warrants: (i) the accuracy of year 2000 product information provided on its external website; and (ii) that based on all currently available information, Excel believes it has sufficient resources to complete all necessary customer year 2000 upgrades.

                  (s) CERTAIN CONTRACTS. Section 3.01(s) of the Excel Disclosure Schedule sets forth a true and complete list as of the date hereof of each material contract for the purchase or sale of goods or services to which Excel or any of its subsidiaries is a party. Neither Excel nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of Excel and its subsidiaries is conducted.

                  (t) TITLE TO PROPERTIES. (i) Section 3.01(t) of the Excel Disclosure Schedule sets forth a true and complete list of all real property and leasehold property owned or leased by Excel or any of its subsidiaries. Each of Excel and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Excel or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that individually or in the aggregate do not materially interfere with the ability of Excel and its subsidiaries to conduct their respective businesses as currently conducted.

                  (ii) Each of Excel and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Excel and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Excel.

                  (u) BUSINESS RELATIONSHIPS. To Excel's knowledge, as of the date hereof, neither Excel nor any of its subsidiaries has been informed or is otherwise aware of any development or state of facts which is reasonably likely to have a material adverse effect on the business relationship of Excel or any of its subsidiaries with any VAR (Value Added Reseller) or ISV (Independent Software Vendor) other than as may directly arise as a result of this Agreement or the transactions contemplated hereby or the announcement thereof.

                  SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF LUCENT AND SUB. Except as disclosed in the Lucent SEC Documents filed and publicly available prior to the date of this Agreement (the

          "Lucent Filed SEC Documents") or as set forth on the Disclosure Schedule delivered by Lucent to Excel prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Sub represent and warrant to Excel as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Lucent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Lucent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Lucent. Lucent has made available to Excel prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of Lucent consists of 6 billion shares of Lucent Common Stock and 250 million shares of preferred stock, par value $1.00 per share, of Lucent ("Lucent Authorized Preferred Stock"), of which 15 million shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). As of June 30, 1999, (i) approximately 3 billion shares of Lucent Common Stock were issued and outstanding, (ii) no shares of Lucent Junior Preferred Stock were issued and outstanding and (iii) other than the Lucent Junior Preferred Stock, no other shares of Lucent Authorized Preferred Stock have been designated or issued. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Lucent has made available to Excel a complete and correct copy of the Rights Agreement dated as of April 4, 1996, as amended (the "Lucent Rights

         Agreement") between Lucent and The Bank of New York, as Rights Agent, relating to rights ("Lucent Rights") to purchase Lucent Junior Preferred Stock.

                  (c) AUTHORITY; NONCONTRAVENTION. Each of Lucent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Lucent and Sub and the consummation by Lucent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lucent and Sub, as applicable. This Agreement has been duly executed and delivered by Lucent and Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of each of Lucent and Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Sub under, (i) the certificate of incorporation or by-laws of Lucent or the articles of organization or by-laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Lucent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on Lucent, (y) materially impair the ability of Lucent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Sub in connection with the execution and delivery of this Agreement by Lucent and Sub or the consummation by Lucent and Sub of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Lucent under the HSR
         Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement; (3) the filing of the Articles of Merger (and any other merger documents required by the MBCL) with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Lucent Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect on Lucent, (y) materially impair the ability of Lucent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

                  (d) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Lucent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 1, 1997 (collectively, the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents, and none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except (i) as set forth in the Lucent Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Lucent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Lucent.

                  (e INFORMATION SUPPLIED. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
         (ii) the Excel Proxy Statement will, at the date it is first mailed to Excel's stockholders or at the time of the Excel Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by Excel specifically for inclusion or incorporation by reference in the Form S-4.

                  (f ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the Stockholders Agreement or the transactions contemplated hereby or thereby, and except as disclosed in the Lucent Filed SEC Documents, since March 31, 1999, Lucent and its subsidiaries have conducted their business only in the ordinary course, and there has not been any Material Adverse Change in Lucent.

                  (g VOTING REQUIREMENTS. No vote of the holders of shares of Lucent Common Stock or any other class or series of capital stock of Lucent is necessary to approve and adopt this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby.

                  (h TAX MATTERS. Neither Lucent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (i ACCOUNTING MATTERS. Neither Lucent nor any of its affiliates has taken, failed to take or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

                  (j INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY EXCEL. Except as set forth in Section 4.01(a) of the Excel Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Lucent, during the period from the date of this Agreement to the Effective Time, Excel shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Excel shall not, and shall not permit any of its subsidiaries to:

                  (i other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Excel to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Excel or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (x) the issuance of Excel Stock Options granted consistent with past practice to new employees of Excel representing in the aggregate not more than 250,000 shares of Excel Common Stock or (y) the issuance of Excel Common Stock upon the exercise of Excel Stock Options outstanding as of the date hereof in accordance with their present terms or upon the exercise of the Excel Stock Options referred to in clause
         (x) in accordance with their terms;

                  (iii amend Excel's Restated Articles of Organization, by-laws or other comparable organizational documents;

                  (iv acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

                  (v sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

                  (vi (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Excel or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness)consistent with past practice and except for intercompany indebtedness between Excel and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than loans to employees for travel and related purposes in the ordinary course of business consistent with past practice and policies;

                  (vii make or agree to make any new capital expenditure or expenditures, other than capital expenditures not exceeding the respective aggregate amounts in each of the fiscal years ended 1999 and 2000 as set forth in Excel's capital expenditure budget for each of the fiscal years ended 1999 and 2000;

                  (viii make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Excel or any of its subsidiaries;

                  (ix (x) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Excel included in the Excel Filed SEC Documents or incurred since the date of such financial statements, or (y) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Excel or any of its subsidiaries is a party or of which Excel or any of its subsidiaries is a beneficiary;

                  (x except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Excel Benefit Plan or any other agreement, plan or policy involving Excel or its subsidiaries, and one or more of its directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

                  (xi except for normal increases in the ordinary course of business consistent with past practice or as contemplated hereby or by the terms of any employment agreement the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

                  (xii transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Excel and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

                  (xiii enter into or amend (A) any OEM agreement other than in the ordinary course of business consistent with past practice, or
         (B) any agreement pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any Excel product, process or technology;

                  (xiv call or hold any meeting of stockholders of Excel other than in connection with the election of members of the Board of Directors of Excel or other routine matters in the ordinary course of business consistent with past practice;

                  (xv take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Excel in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

                  (xvi authorize, or commit, resolve or agree to take, any of the foregoing actions.

                  (b) ADVICE OF CHANGES. Excel and Lucent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Lucent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Lucent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  SECTION 4.02. NO SOLICITATION. (a) Excel shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of this Agreement, "Takeover

Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of Excel and its subsidiaries, taken as a whole, or 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Excel or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                  (b Neither the Board of Directors of Excel nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Lucent, the approval or, subject to its or their obligations under applicable law as referred to in Section 4.02(d), recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose or agree to do any of the foregoing related to any Takeover Proposal.

                  (c In addition to the obligations of Excel set forth in paragraphs (a) and (b) of this Section 4.02, Excel shall immediately (and no later than 48 hours) advise Lucent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Excel will promptly keep Lucent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

                  (d Nothing contained in this Agreement shall prohibit Excel from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Excel's stockholders (including the withdrawal or modification of the recommendation of the Board of Directors of Excel of the Merger or this Agreement and the disclosure of the terms of a Takeover Proposal) if, in the good faith judgment of the Board of Directors of Excel, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that neither Excel nor its Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, its approval of this Agreement or the Merger or the submission of this Agreement to the stockholders of Excel for a vote thereon pursuant to
Section 78 of the MBCL or (ii) approve or recommend, or propose to approve or recommend, a Takeover Proposal.



                                    ARTICLE V

                              ADDITIONAL AGREEMENTS



                  SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE EXCEL PROXY STATEMENT; EXCEL STOCKHOLDERS MEETING. (a) As soon as practicable following the date of this Agreement, Lucent and Excel shall prepare and Excel shall file with the SEC the Excel Proxy Statement and Lucent and Excel shall prepare and Lucent shall file with the SEC the Form S-4, in which the Excel Proxy Statement will be included as a prospectus. Each of Excel and Lucent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Excel will use all reasonable efforts to cause the Excel Proxy Statement to be mailed to Excel's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Lucent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and Excel shall furnish all information concerning Excel and the holders of capital stock of Excel as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Excel Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Lucent, or the Excel Proxy Statement will be made by Excel, without providing the other party a reasonable opportunity to review and comment thereon. Lucent will advise Excel, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lucent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Excel will advise Lucent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Excel Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Excel or Lucent, or any of their respective affiliates, directors or officers, should be discovered by Excel or Lucent which should be set forth in an amendment or supplement to any of the Form S-4 or the Excel Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Excel.

                  (b Excel shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Excel Stockholders Meeting") solely for the purpose of obtaining the Excel Stockholders Approval. Excel shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Excel agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Excel of any Takeover Proposal.

                  SECTION 5.02. LETTERS OF EXCEL'S ACCOUNTANTS. (a Excel shall use all reasonable efforts to cause to be delivered to Lucent two letters from Excel's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Lucent, in form and substance reasonably satisfactory to Lucent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b Excel shall provide all reasonable cooperation to each of its independent public accountants and Lucent's independent public accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

                  SECTION 5.03. LETTERS OF LUCENT'S ACCOUNTANTS. (a Lucent shall use all reasonable efforts to cause to be delivered to Excel two letters from Lucent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Excel, in form and substance reasonably satisfactory to Excel and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b Lucent shall provide all reasonable cooperation to each of its independent public accountants and Excel's independent public accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

                  SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to the Non-Disclosure Agreement dated December 4, 1998, between Lucent and Excel (the "Confidentiality Agreement"), Excel shall, and shall cause each of its subsidiaries to, afford to Lucent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Excel shall, and shall cause each of its subsidiaries to, furnish promptly to Lucent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Lucent may reasonably request (including Excel's outside accountants work papers). Excel shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Lucent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

                  SECTION 5.05. COMMERCIALLY REASONABLE EFFORTS. (a Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement or the consummation of the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement.

                  (b In connection with and without limiting the foregoing, Excel and its Board of Directors and Lucent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholders Agreement or any of the other transactions contemplated by this Agreement or the Stockholders Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholders Agreement or any other transaction contemplated by this Agreement or the Stockholders Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

                  SECTION 5.06. STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Excel (or, if appropriate, any committee thereof administering the Excel Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

                  (i) adjust the terms of all outstanding Excel Stock Options granted under the Excel Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Excel Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Excel Stock Option the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Excel Common Stock subject to such Excel Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of such Excel Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"); and

                  (ii) make such other changes to the Excel Stock Plans as Excel and Lucent may agree are appropriate to give effect to the Merger.

                  (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Excel Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Excel Stock Plans and the agreements evidencing the grants of such Excel Stock Options and that such Excel Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

                  (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by Lucent with the notice contemplated by Section 5.06(b), together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Excel Stock Plan.

                  (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Excel Stock Options, all restrictions or limitations on transfer and vesting with respect to Excel Stock Options awarded under the Excel Stock Plans or any other plan, program or arrangement of Excel or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above. It is the intention of the parties hereto that the options so assumed by Lucent qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code to the extent that such options qualified as incentive stock options prior to the Effective Time.

                  (e) Within 30 days after the Closing, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Adjusted Options. Excel shall cooperate with, and assist Lucent in the preparation of, such registration statement.

                  (f) Excel shall take, or cause to be taken, all action necessary to amend Excel's 1997 Employee Stock Purchase Plan to terminate such Plan and all future offering periods thereunder, in each case, effective as of the date that is two business days prior to the Closing Date.

                  SECTION 5.07. EMPLOYEE MATTERS. (a) Lucent shall cause the Surviving Corporation to make an offer of employment to each employee of Excel who on the Closing Date is employed by Excel or who was employed by Excel but is on authorized leave of absence. The foregoing undertaking shall not apply to any inactive or former employee including any person on short-term or long-term disability or who has terminated his or her employment, retired or died on or before the Closing Date; PROVIDED that each employee of Excel on short-term disability leave on the Closing Date shall be offered employment by the Surviving Corporation upon such employee being able to return to active service.

                  (b) As soon as practicable after the Closing Date (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of Excel that are the same as those made generally available to non-represented employees of Lucent who are hired by Lucent after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of Lucent), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of Excel provided to employees of Excel as of the date hereof.

                  (c) With respect to each benefit plan, program practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of Excel subsequently participate, (i) service with Excel and its subsidiaries prior to the Effective Time shall be credited against all service and waiting period requirements under the Lucent Plans (provided that such recognition shall not be for the purpose of determining (x) retirement benefits under Lucent's defined benefit pension plans (unless otherwise required by law) or (y) any Lucent subsidy under Lucent's retiree health plans), (ii) the Lucent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, copayments and out-of-pocket maximums in effect under the Lucent Plans shall be reduced by any deductibles, copayments and out-of-pocket maximums paid by such individuals under the Excel Benefit Plans for the plan year in which the Effective Time occurs.

                  SECTION 5.08. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Lucent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transaction contemplated by this Agreement) now existing in favor of the current or former directors or officers of Excel and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of Excel (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Lucent shall cause the Surviving Corporation to honor all such rights.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Lucent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08.

                  (c) Lucent shall, at its option, for a period of not less than six years after the Effective Time, either (i) maintain Excel's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Excel's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 200% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, Lucent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. Excel represents that the Maximum Premium is $450,000.

                  (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  SECTION 5.09. FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Lucent and Excel shall bear and pay one-half of (a) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Excel Proxy Statement (including SEC filing fees) and (b) the filing fees for the premerger notification and report forms under the HSR Act.

                  SECTION 5.10. PUBLIC ANNOUNCEMENTS. Lucent (on behalf of itself and Sub) and Excel will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Stockholders Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholders Agreement shall be in the form heretofore agreed to by the parties.

                  SECTION 5.11. AFFILIATES. Excel shall deliver to Lucent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Excel, "affiliates" of Excel for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Excel shall use reasonable efforts to cause each such person to deliver to Lucent at least 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto. Lucent shall use reasonable efforts to cause all persons who are "affiliates" of Lucent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to Excel at least 30 days prior to the Closing Date, a written agreement complying with the fourth paragraph of Exhibit A hereto.

                  SECTION 5.12. NYSE LISTING. Lucent shall use reasonable efforts to cause the Lucent Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

                  SECTION 5.13. LITIGATION. Excel shall give Lucent the opportunity to participate in the defense of any litigation against Excel and/or its directors relating to the transactions contemplated by this Agreement.

                  SECTION 5.14. TAX TREATMENT. Each of Lucent and Excel shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the execution of the letters of representation referred to therein.

                  SECTION 5.15. POOLING OF INTERESTS. Each of Excel and Lucent shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and each of Excel and Lucent agrees that it shall take no action that would cause such accounting treatment not to be obtained.

                  SECTION 5.16. STOCKHOLDER AGREEMENT LEGEND. Excel will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by a Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the terms of the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01, PER SHARE, OF EXCEL SWITCHING CORPORATION, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 17, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF EXCEL SWITCHING CORPORATION."; and Excel will return such certificate containing such inscription to such Stockholder within three business days following Excel's receipt thereof.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a EXCEL STOCKHOLDERS APPROVAL. The Excel Stockholders Approval shall have been obtained.

                  (b HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c NO LITIGATION. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity,
         (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on Excel or Lucent, as applicable; PROVIDED, HOWEVER, that each of the parties hereto shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (d FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (e NYSE LISTING. The shares of Lucent Common Stock issuable to Excel's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f POOLING LETTERS. Each of Lucent and Excel shall have received a letter, dated as of the Closing Date, addressed to Lucent and Excel, from PricewaterhouseCoopers LLP in form and substance satisfactory to Lucent, stating in substance that PricewaterhouseCoopers LLP concurs with the conclusion of Lucent's management that no condition exists that would preclude accounting of the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Each of Lucent and Excel shall have received a letter, dated as of the Closing Date, addressed to Lucent and Excel, from Arthur Andersen LLP stating in substance that Arthur Andersen LLP concurs with the conclusion of Excel's management that no condition exists that would preclude accounting of the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                  SECTION 6.02. CONDITIONS TO OBLIGATIONS OF LUCENT AND SUB. The obligation of Lucent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a REPRESENTATIONS AND WARRANTIES. The representations and warranties of Excel set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Lucent shall have received a certificate signed on behalf of Excel by the chief executive officer of Excel to such effect.

                  (b PERFORMANCE OF OBLIGATIONS OF EXCEL. Excel shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Lucent shall have received a certificate signed on behalf of Excel by the chief executive officer of Excel to such effect.

                  (c TAX OPINIONS. Lucent shall have received from Cravath, Swaine & Moore, counsel to Lucent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent and Excel, in each case, in form and substance reasonably satisfactory to such tax counsel.

                  SECTION 6.03. CONDITIONS TO OBLIGATIONS OF EXCEL. The obligation of Excel to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a REPRESENTATIONS AND WARRANTIES. The representations and warranties of Lucent and Sub set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Excel shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect.

                  (b PERFORMANCE OF OBLIGATIONS OF LUCENT AND SUB. Lucent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Excel shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect

                  (c TAX OPINIONS. Excel shall have received from Testa, Hurwitz & Thibeault, LLP, counsel to Excel, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent and Excel, in each case, in form and substance reasonably satisfactory to such tax counsel.

                  SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. None of Lucent, Sub or Excel may rely on the failure of any condition set forth in
Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, as required by and subject to Section 5.05.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Excel Stockholders Approval:

                  (a  by mutual written consent of Lucent and Excel;

                  (b  by either Lucent or Excel:

                           (i  if the Merger shall not have been consummated by
                  March 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

                           (ii  if any Restraint having any of the effects set
                  forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

                  (c by Lucent, if Excel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being or has not been cured by Excel within 30 calendar days after the giving of written notice to Excel of such breach or failure to perform (it being understood and agreed that any breach of Section 4.02(a) or (b) by Excel would satisfy clauses (A) and (B) above); or

                  (d by Excel, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being or has not been cured by Lucent within 30 calendar days after the giving of written notice to Lucent of such breach or failure to perform.

                  SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Excel or Lucent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Lucent, Sub or Excel, other than the provisions of Section 3.01(o), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after the Excel Stockholders Approval; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Excel or the approval of the stockholders of Lucent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a  if to Lucent or Sub, to

                           Lucent Technologies Inc.
                           600 Mountain Avenue
                           Murray Hill, NJ 07974

                           Telecopy No.:  Separately supplied

                           Attention:  Pamela F. Craven
                                       Vice President-Law

                           with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019

                           Telecopy No.:  Separately supplied

                           Attention:  Robert A. Kindler
                                       Robert I. Townsend, III; and

                  (b)  if to Excel, to

                           Excel Switching Corporation
                           225 Independence Drive
                           Hyannis, MA 02601

                           Telecopy No.:  Separately supplied

                           Attention:  General Counsel
                           with a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA 02110

                           Telecopy No.:  Separately supplied

                           Attention:  John M. Hession
                                              Gordon H. Hayes, Jr.

                  SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                  (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

                  (c) "knowledge" of any person that is not an individual means, with respect to any specific matter, the knowledge of such person's executive officers and other officers having primary responsibility for such matter;

                  (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Excel or Lucent, any change, effect, event, occurrence, condition, development or state of facts that is materially adverse to the long-term business prospects, business, assets, results of operations or financial condition of Excel and its subsidiaries, taken as a whole, or Lucent and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that no change, effect, event, occurrence, condition, development or state of facts shall be deemed, individually or in the aggregate, to constitute a Material Adverse Change or Material Adverse Effect to the extent:

                  (i) relating to or resulting from the telephony and telecommunications markets generally, the U.S. economy as a whole or the international economy as a whole or any political, economic or social instability in any such market or economy;

                  (ii) relating to or resulting from U.S. or international securities markets in general; or

                  (iii) solely with respect to Excel and its subsidiaries, arising as a result of this Agreement or the transactions contemplated hereby or the announcement thereof, including one or more of the following:

                           (A) the market price of Excel Common Stock;

                           (B) the bookings, revenues, gross margins or earnings
of Excel;

                           (C) any delay of, reduction in or cancelation or
                  change in the term or timing of product orders or project implementations by customers of Excel;

                           (D) any attrition of Excel employees;

                           (E) any termination or modification of any existing
                  contract (or any negotiations with respect thereto) between Excel and any of its customers;

                           (F) any litigation brought or threatened against
                  Excel, any principal stockholder thereof or any member of its Board of Directors after the date hereof;

                           (G) any material litigation existing on the date
                  hereof involving Excel's Intellectual Property Rights or any change in strategy, position or status of any such pending litigation; or

                           (H) any refusal by any of Excel's suppliers to
                  continue to do business with Excel;

                  (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

                  (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except that the consummation of the Merger shall be governed by, and construed in accordance with, the MBCL.

                  SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 8.09. ENFORCEMENT. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                  SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


                  IN WITNESS WHEREOF, Lucent, Sub and Excel have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    LUCENT TECHNOLOGIES INC.,

                                      by
                                        /s/FRANK D'AMELIO
                                        ---------------------------
                                        Name:  Frank D'Amelio
                                        Title: Vice President
                                               Switching & Access
                                               Solutions

                                    DALLAS MERGER INC.,

                                       by
                                         /s/JEAN F. RANKIN
                                         --------------------------
                                         Name:  Jean F. Rankin
                                         Title: Vice President

                                       by
                                         /s/MICHAEL J. HOLLIDAY
                                         --------------------------
                                         Name:  Michael J. Holliday
                                         Title: Assistant Treasurer


                                    EXCEL SWITCHING CORPORATION,

                                       by
                                         /s/ROBERT P. MADONNA
                                         --------------------------
                                         Name:  Robert P. Madonna
                                         Title: President and Chief
                                                Executive Officer

                                       by
                                         /s/STEPHEN S. GALLIKER
                                         --------------------------
                                         Name:  Stephen S. Galliker
                                         Title: Vice President, Chief
                                                Financial Officer and
                                                Treasurer

                                                                        ANNEX I
                                                        TO THE MERGER AGREEMENT





INDEX OF DEFINED TERMS



TERM                                              PAGE

Accounting Rules...............................   15
Adjusted Option................................   42
affiliate......................................   53
Agreement......................................    1
Articles of Merger..............................   2
business day...................................   53
Benefits Date..................................   43
Certificates...................................    6
Closing........................................    2
Closing Date...................................    2
Code..........................................     1
Common Shares Trust............................    8
Confidentiality Agreement......................   40
control........................................   53
Dissenting Shares..............................    5
D&O Insurance..................................   44
Effective Time.................................    3
Environmental Law..............................   19
ERISA..........................................   19
Excel..........................................    1
Excel Authorized Preferred
  Stock........................................   12
Excel Benefit Plans............................   19
Excel Common Stock.............................    1
Excel Disclosure Schedule.....................    11
Excel Filed SEC Documents......................   11
Excel Permits..................................   18
Excel Proxy Statement..........................   14
Excel SEC Documents............................   15
Excel Stock Options............................   12
Excel Stock Plans..............................   12
Excel Stockholders Approval....................    2
Excel Stockholders Meeting.....................   39
Excess Shares..................................    8
Exchange Act...................................   14
Exchange Agent.................................    5
Exchange Fund..................................    6
Exchange Ratio.................................    4
Form S-4.......................................   16
GAAP...........................................   15
Governmental Entity............................   14
Hazardous Materials............................   19
HSR Act........................................   14



TERM                                              PAGE

Intellectual Property
  Rights.......................................   24
knowledge......................................   53
Liens..........................................   11
Lucent.........................................    1
Lucent Authorized Preferred
  Stock........................................   28
Lucent Common Stock............................    4
Lucent Disclosure Schedule.....................   27
Lucent Filed SEC Documents.....................   27
Lucent Junior Preferred
  Stock........................................   27
Lucent Plans...................................   43
Lucent Rights..................................   28
Lucent Rights Agreement........................   28
Lucent SEC Documents...........................   30
Material Adverse Change........................   53
Material Adverse Effect........................   53
Maximum Premium................................   44
MBCL...........................................    2
Merger.........................................    1
Merger Consideration...........................    4
NYSE...........................................   8
Parachute Gross-Up Payment.....................   21
person.........................................   55
Principal Stockholders..........................   1
Release........................................   19
Restraints.....................................   47
SEC............................................   14
Securities Act.................................   15
Stockholders Agreement.........................    1
Sub............................................    1
subsidiary.....................................   55
Surviving Corporation..........................    2
Takeover Proposal..............................   36
taxes..........................................   23


                                                                      EXHIBIT A
                                                        TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER


Dear Sirs:

         The undersigned, a holder of shares of common stock, par value $.01 per share ("Excel Common Stock"), of Excel Switching Corporation, a Massachusetts corporation ("Excel"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with and into Excel, securities of Lucent, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Excel within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of Excel for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

         If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Excel Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Lucent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Securities by the undersigned.

         The undersigned hereby represents to and covenants with Lucent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Excel Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Lucent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

         The undersigned hereby further represents to and covenants with Lucent that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of Excel Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of Excel and Lucent have been published by Lucent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

         In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Lucent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Lucent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Lucent shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

         Lucent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

         The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Lucent from independent counsel reasonably satisfactory to Lucent to the effect that such legends are no longer required for purposes of the Securities Act.

         There will be placed on the certificates for Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Lucent Technologies Inc. shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Lucent of this letter is an inducement to Lucent's obligations to consummate the Merger.


                                       Very truly yours,



Dated:

                                                                        ANNEX I
                                                                   TO EXHIBIT A

[Name]                                                                   [Date]


         On         , the undersigned sold the securities of Lucent
Technologies Inc., a Delaware corporation ("Lucent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Lucent with and into Excel Switching Corporation, a Massachusetts corporation.

         Based upon the most recent report or statement filed by Lucent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                                     Very truly yours,





[Space to be provided for description of the Securities.]